Exhibit 5.2
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

March 8, 2018

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417-1880

RE:	Becton, Dickinson and Company
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Becton, Dickinson and Company, a New Jersey corporation (the “Company”), in connection with the public offering by the Company of up to (i) $432,218,000 aggregate principal amount of the Company’s 4.400% Notes due 2021 (the “4.400% Exchange Notes”), (ii) $9,225,000 aggregate principal amount of the Company’s 3.000% Notes due 2026 (the “3.000% Exchange Notes”) and (iii) $137,032,000 aggregate principal amount of the Company’s 6.700% Notes due 2026 (the “6.700% Exchange Notes” and, collectively with the 4.400% Exchange Notes and 3.000% Exchange Notes, the “Exchange Notes”) to be issued under the Indenture, dated as of March 1, 1997 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to JP Morgan Chase Bank), as trustee (the “Trustee”).

The Exchange Notes are to be issued pursuant to an offer (the “Exchange Offer”) upon the terms and conditions set forth in the Registration Statement (as defined below) to exchange an aggregate principal amount of up to (i) $432,218,000 aggregate principal amount of the 4.400% Exchange Notes, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Company’s issued and outstanding 4.400% Notes due 2021 (the “4.400% Original Notes”), (ii) $9,225,000 aggregate principal amount of the 3.000% Exchange Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 3.000% Notes due 2026 (the “3.000% Original Notes”) and (iii) $137,032,000 aggregate principal amount of the 6.700% Exchange Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 6.700% Notes due 2026 (the “6.700% Original Notes” and, together with the 4.400% Original Notes and the 3.000% Original Notes, the “Original Notes”), in each case as contemplated by the Registration Rights Agreement, dated as of December 29, 2017 (the “Registration Rights Agreement”), between the Company and Citigroup Global Markets Inc.

Becton, Dickinson and Company
March 8, 2018

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-4 of the Company relating to the Exchange Notes filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Registration Rights Agreement;

(c) an executed copy of the Indenture;

(d) the forms of global certificates evidencing the Exchange Notes registered in the name of Cede & Co. (the “Exchange Note Certificates”) in the form delivered by the Company to the Trustee for authentication and delivery;

(e) an executed copy of a certificate of Gary DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of the Company, dated December 29, 2017 (the “Secretary’s Certificate”); and

(f) copies of certain resolutions of the Board of Directors of the Company, adopted on April 23, 2017, and a copy of the certificate of Vincent A. Forlenza and Christopher R. Reidy evidencing actions taken by them as of May 5, 2017, pursuant to the resolutions adopted on April 23, 2017, each certified pursuant to the Secretary’s Certificate (the “Board Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

Becton, Dickinson and Company
March 8, 2018

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the “Opined on Law”).

As used herein, “Transaction Agreements” means the Indenture and the Exchange Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Exchange Note Certificates have been duly executed by the Company and duly authenticated by the Trustee and have been issued and delivered by the Company upon consummation of the Exchange Offer against receipt of the Original Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(a) the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein with respect to the Company, we have assumed that each of the Transaction Agreements and the Registration Rights Agreement constitutes the valid and binding obligation of each party to such Transaction Agreement or Registration Rights Agreement, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, non-reliance, exculpation, release or waiver, limitation or exclusion of remedies, or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

Becton, Dickinson and Company
March 8, 2018

(e) we call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement; and

(f) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a) the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Agreements;

(b) the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Agreements;

(c) each of the Transaction Agreements has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company under New Jersey law;

(d) neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Exchange Notes: (i) conflicted or will conflict with the certificate of incorporation of the Company, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(e) neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Exchange Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Becton, Dickinson and Company
March 8, 2018

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SJK